Portfolio:			CS Strategic Income Fund
Date Purchased:			1/8/2014
Security:			Icahn Enterprises/FIN
Price per Share:		101.6
Shares Purchased by
the Portfolio:			750
% of Offering Purchased
by the Portfolio:		0.06%
Total Principal Purchased
by the Portfolio:		$750,000
Broker:				Citigroup Global Markets Inc.
Member: 			Joint Lead Manager



Portfolio:			CS Strategic Income Fund
Date Purchased:			2/6/2014
Security:			SAFARI HOLDING VERWALTUN
Price per Share:		107.5
Shares Purchased by
the Portfolio:			758
% of Offering Purchased
by the Portfolio:		0.32%
Total Principal Purchased
by the Portfolio:		$750,000
Broker:				JEFFERIES
Member: 			Joint Lead Manager



Portfolio:			CS Strategic Income Fund
Date Purchased:			11/10/2014
Security:			SuperValu Inc
Price per Share:		100
Shares Purchased by
the Portfolio:			500
% of Offering Purchased
by the Portfolio:		1.43%
Total Principal Purchased
by the Portfolio:		$500,000
Broker:				Goldman Sachs Bank (Europe) PLC
Member: 			Joint Lead Manager